Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of FundVantage Trust of our report dated July 8, 2024, relating to the financial statements and financial highlights, which appear in Polen Bank Loan Fund’s (a series of FundVantage Trust) Certified Shareholder Report on Form N-CSR for the year ended April 30, 2024. We also consent to the references to us under the headings: “Additional Service Providers – Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 3, 2025